Exhibit (d)(79)

AMENDMENT TO

JANUS ASPEN SERIES

INVESTMENT ADVISORY AGREEMENT

JANUS GLOBAL UNCONSTRAINED BOND PORTFOLIO

THIS AMENDMENT is made this 5th day of October 2016, between JANUS ASPEN SERIES, a Delaware statutory trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).

W I T N E S S E T H

WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Global Unconstrained Bond Portfolio (the “Fund”), dated January 29, 2015, as amended from time to time, (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of any party to the Agreement and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.	The third clause of the recitals in the Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the Trust and JCM deem it mutually advantageous that JCM should be appointed as investment adviser and commodity trading advisor, and commodity pool operator to the Fund.”

2.	Section 1 of the Agreement is hereby amended by inserting the following phrase immediately after the words “investment adviser and manager” in the first sentence thereof:

“and, as of October 5, 2016, commodity trading adviser and commodity pool operator,”

3.	Section 5 of the Agreement is hereby amended by inserting the following paragraph at the end thereof:

“To the extent the Fund invests its assets in the Janus Aspen Global Unconstrained Bond Subsidiary, Ltd., a wholly-owned subsidiary of the Fund (“Subsidiary”), Janus Capital shall not collect advisory fees that Janus Capital would otherwise be entitled to under this Agreement in an amount equal to the fee that Janus Capital receives from the Subsidiary.”

4.

The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

5.	This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Bruce L. Koepfgen
Bruce L. Koepfgen
President

JANUS ASPEN SERIES

By:	/s/ Michelle R. Rosenberg
Michelle R. Rosenberg
Vice President, Chief Legal Counsel and Secretary